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                                                                    EXHIBIT 12.1

                        COX COMMUNICATIONS, INC

                  STATEMENT SETTING FORTH COMPUTATION OF
                    RATIO OF EARNINGS TO FIXED CHARGES

                                                                              YEAR ENDED DECEMBER 31
                                                                      1998       1999       2000       2001       2002
                                                                    -----------------------------------------    ------
                                                                                  (DOLLARS IN MILLIONS)
Earnings available for Fixed Charges:
Income (loss) from continuing operations before minority interest   $1,270.7   $  900.5   $1,995.1   $  109.1   $(236.8)
Income tax expense (benefit)                                           822.8      580.0      877.0       94.0    (125.3)
Equity in net losses of affiliated companies                           547.2       90.5        7.3       40.0      32.2
Fixed Charges (see below), excluding capitalized interest              233.2      348.0      662.7      671.8     632.2
                                                                    --------   --------   --------   --------   -------
     Total                                                          $2,873.9   $1,919.0   $3,542.1   $  914.9   $ 302.3
                                                                    ========   ========   ========   ========   =======

Fixed charges:
Interest expense                                                    $  223.3   $  305.7   $  550.8   $  565.9   $ 550.6
Minority interest expense (pre tax)                                      0.0       29.0       91.4       80.6      51.5
Capitalized interest                                                     0.0        0.0        0.0        0.0       0.0
Interest component of rentals charged to income                          9.9       13.3       20.5       25.3      30.1
Dividends on subsidiary preferred stock                                  0.0        0.0        0.0        0.0       0.0
                                                                    --------   --------   --------   --------   -------
     Total fixed charges including capitalized interest             $  233.2   $  348.0   $  662.7   $  671.8   $ 632.2
                                                                    ========   ========   ========   ========   =======
Ratio of earnings to fixed charges                                      12.3        5.5        5.3        1.4       0.5
                                                                    ========   ========   ========   ========   =======

                                                                    SIX MONTHS ENDED JUNE 30
                                                                    2003                2002
                                                                    ------------------------
                                                                      (DOLLARS IN MILLIONS)
Earnings available for Fixed Charges:
Income (loss) from continuing operations before minority interest   $ 92.4          $ (357.0)
Income tax expense (benefit)                                          (1.1)           (189.2)
Equity in net losses of affiliated companies                           6.5              23.7
Fixed Charges (see below), excluding capitalized interest            277.6             305.1
                                                                    ------------------------
     Total                                                          $375.4            (217.4)
                                                                    ========================

Fixed charges:
Interest expense                                                    $260.3           $ 256.0
Minority interest expense (pre tax)                                      -             34.10
Capitalized interest                                                   0.0               0.0
Interest component of rentals charged to income                       17.3              15.0
Dividends on subsidiary preferred stock                                0.0               0.0
                                                                    ------------------------
     Total fixed charges including capitalized interest             $277.6          $  305.1
                                                                    ========================
Ratio of earnings to fixed charges                                     1.4              (0.7)
                                                                    ========================
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